Exhibit 99.1

FIRST AMENDMENT

TO THE

STONERIDGE, INC.

2016 LONG-TERM INCENTIVE PLAN

This First Amendment to the Stoneridge, Inc. 2016 Long-Term Incentive Plan (the “Amendment”), is made as of March 10, 2020 by the Board of Directors (the “Board”) of Stoneridge, Inc., an Ohio corporation (the “Company”). The Amendment will be effective for all Awards granted under the Stoneridge, Inc. 2016 Long-Term Incentive Plan (the “LTIP”), only after the effective date of this Amendment as described herein.

WHEREAS, the current LTIP, as previously approved by the Company’s Board of Directors and the Company’s shareholders, authorizes the issuance of 1,800,000 Company Common Shares under the LTIP;

WHEREAS, it is the desire of the Company to amend the LTIP, effective as of the date on which the Company’s shareholders approve this Amendment, to increase the maximum number of Common Shares that may be issued and available for Awards under the LTIP; and

WHEREAS, the Board approved the Amendment on March 10, 2020, subject to approval by the Company’s shareholders.

NOW, THEREFORE, effective as of the date on which this Amendment is approved by the Company’s shareholders, the LTIP is amended as follows:

1.	Amendment to Section 3(a) of the LTIP.

Section 3(a) of the LTIP is hereby amended and restated in its entirety as follows:

“Aggregate Shares Subject to the Plan. Subject to adjustment as provided in Section 3(c), the total number of Shares reserved and available for Awards under the Plan is 2,900,000, pursuant to which the maximum number of Shares which may be issued subject to Incentive Stock Options is 250,000. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares.”

2.	Amendment to Section 18 of the LTIP.

Section 18 of the LTIP is hereby amended and restated in its entirety as follows:

This 2016 Long-Term Incentive Plan was adopted by the Board of Directors on March 28, 2016 and approved the Company’s shareholders on May 10, 2016 in accordance with applicable law and the listing standards of the New York Stock Exchange. On March 10, 2020, the Board of Directors approved an amendment to the 2016 Long-Term Incentive Plan to increase the number of Shares available for issuance and Awards thereunder by 1,100,000 Shares bringing the total to 2,900,000 Shares. The March 10, 2020 amendment is subject to the approval by the holders of the Company’s outstanding Shares, in accordance with applicable law and the listing standards of the New York Stock Exchange. This 2016 Long-Term Incentive Plan, as amended, will become effective on the date of such shareholder approval.”

3.	Miscellaneous.

(a)	Except as amended by this Amendment, the LTIP shall remain in full force and effect.

(b)	Capitalized terms used but not defined in this Amendment have the respective meanings ascribed thereto in the LTIP.